UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2014

HIGHER ONE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 Munson Street
New Haven, CT 06511
(Address of principal executive offices and zip code)

(203) 776-7776
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c)  On April 11, 2014, the Board of Directors (the “Board”) of Higher One Holdings, Inc. (the “Company”) appointed Marc Sheinbaum, age 56, as the Company’s President and Chief Executive Officer and as a member of the Company’s Board, effective April 16, 2014.  Mr. Sheinbaum is an experienced leader and general manager with over 25 years of consumer financial services experience.  From 2007 to 2013, Mr. Sheinbaum served as President and CEO of JPMorgan Chase’s auto and student loans business, and previously held the position of President and CEO of GE Money Services.  Mr. Sheinbaum holds a BS from State University of New York at Albany and an MBA from New York University.

Mr. Sheinbaum replaces Mark Volchek, co-founder and outgoing President and Chief Executive Officer of the Company.  Mr. Volchek will remain a full-time employee of the Company through May 16, 2014, and thereafter will become a part-time employee of the Company until the completion of a transition period, as determined by the Board.  Mr. Volchek will remain a member of the Board.

Mr. Sheinbaum will replace Dean Hatton as a Class III director of the Board.  On April 11, 2014, Mr. Hatton resigned from the Board, effective April 16, 2014.  Mr. Hatton’s resignation is not due to a disagreement with the Company or any of its directors regarding the Company’s operations, policies or practices.

On April 16, 2014, the Company entered into an employment agreement with Mr. Sheinbaum (the “Agreement”).  The Agreement may be terminated (i) upon Mr. Sheinbaum’s death or disability, (ii) by the Company for Cause (as defined in the Agreement), (iii) by the Company without Cause, (iv) by Mr. Sheinbaum for Good Reason (as defined in the Agreement) or (v) by Mr. Sheinbaum upon 30 days’ notice.  The Company or Mr. Sheinbaum may choose not to renew the Agreement by providing a notice of non-renewal at least 3 months before the end of an Employment Period.

The Agreement has a three-year term with automatic one-year extensions.  Pursuant to the Agreement, Mr. Sheinbaum will receive a base salary of $550,000 per annum, subject to annual review and possible increase as determined by the compensation committee of the Board.  During each year of the Agreement, Mr. Sheinbaum will be eligible to receive an annual bonus at the discretion of the compensation committee of the Board with targeted payout ranging between 100% and 200% of his then-current base salary.  For fiscal year 2014, Mr. Sheinbaum will receive a guaranteed bonus of no less than $550,000.  Mr. Sheinbaum is eligible to participate in the Company’s equity and equity-based incentive plans and programs, and he and his eligible dependents are entitled to participate in all employee benefit plans, programs and policies of the Company.  If Mr. Sheinbaum’s employment is terminated by the Company without Cause or he terminates his employment for Good Reason (other than within the 24-month period following a Change in Control of the Company), he will be entitled to (i) a lump sum cash payment equal to one and one half times (1.5x) the sum of his base salary and target annual bonus and (ii) up to 18 months of medical and life insurance benefits which shall cease upon his eligibility to receive health insurance benefits from a subsequent employer.  If Mr. Sheinbaum’s employment is terminated by the Company without Cause or by him for Good Reason, each within the 24-month period following a Change in Control of the Company (a “CIC Termination”), the severance payment will be two times (2x) the sum of his base salary and target annual bonus and 24 months of continued insurance coverage.  In the case of a termination as described in the two preceding sentences, or upon Mr. Sheinbaum’s termination due to death or disability, all outstanding equity awards will immediately vest and any options held by him will remain exercisable for one year or, in the case of a CIC Termination or Mr. Sheinbaum’s retirement, until the expiration date of the option. In the case of a termination by the Company for Cause or by Mr. Sheinbaum voluntarily (other than for Good Reason or retirement), all unvested equity awards are forfeited and vested awards remain exercisable for 30 days (if for Cause) or 90 days (if voluntarily).  All such severance payments and benefits are conditioned on Mr. Sheinbaum’s execution of a release of claims in favor of the Company and compliance with the restrictive covenants as provided in the Agreement.

Mr. Sheinbaum will also receive a one-time sign-on award of 250,000 options and 125,000 shares of restricted stock.  In addition, in consideration of Mr. Sheinbaum’s forfeiture of equity awards of a prior employer held by him as a result of his employment with the Company, he will receive a make-whole award of 128,204 shares of restricted stock and $416,675 in cash. Each of the foregoing awards will vest pro rata on each of the first, second and third anniversary of the grant date and are subject to the terms and conditions of the Company’s Amended and Restated 2010 Equity Incentive Plan and their respective grant agreements.

The foregoing summary does not constitute a complete summary of the terms of the Agreement, and reference is made to the complete text of the Agreement that will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.  The Agreement is incorporated herein by reference.

A copy of the press release announcing the executive management and Board changes described above is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.                          Description

99.1                          Press Release dated April 16, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 16, 2014

HIGHER ONE HOLDINGS, INC.

By:  /s/ Christopher Wolf
       _____________________________
       Christopher Wolf
       Chief Financial Officer